UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2011

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133319	51-0372090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

5340 Legacy Drive, Suite 150

Plano, TX 75024

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement.

1. New Senior Secured Credit Facilities

Overview

On February 1, 2011 (the “Closing Date”), LifeCare Holdings, Inc. (the “Company”) and its parent company, LCI Holdco, LLC (“Parent”) entered into a credit agreement and related security and guaranty agreements for new senior secured credit facilities with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, J.P. Morgan Securities LLC, as joint lead arranger and sole bookrunner, GE Capital Markets, Inc., as joint lead arranger, General Electric Capital Corporation, as syndication agent, and Bank of America, N.A. and Gleacher & Company, as co-documentation agents (the “Credit Agreement”). The new senior secured credit facilities consist of (a) an initial $257.5 million senior secured term loan and (b) a senior secured revolving credit facility providing for borrowings of up to $30 million.

The terms of the Credit Agreement also provide that the Company has the right to request additional term loan commitments of up to $50 million. The lenders are not required to provide such additional commitments, and any increase in commitments is subject to several conditions precedent and limitations specified in the Credit Agreement, including the consent of the lenders holding a majority of outstanding loans and undrawn commitments.

Interest Rate and Fees.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at the Company’s option, either (a) an alternate base rate determined by reference to the highest of (1) the prime rate of JPMorgan Chase Bank, N.A., (2) the federal funds rate in effect on such date plus 1/2 of 1% and (3) the LIBOR rate for a one month interest period plus 1% or (b) a LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the relevant interest period adjusted for certain additional costs.

The applicable margin percentage is 12.25% for term loans that are alternate base rate loans and 13.25% for term loans based on the LIBOR rate. For the term loans, the Company may, in its discretion, elect for the relevant interest period (a) to pay the entire amount of interest in cash or (b) to pay 5.50% of such interest “in-kind” by adding such interest to the outstanding principal of the term loans as of the applicable interest payment date. The applicable margin percentage is initially 6.75% for revolving loans that are alternate base loans and 7.75% for revolving loans that are based on the LIBOR rate, subject to quarterly adjustment (commencing with delivery of financial statements of the Company for the first quarter ending March 31, 2011) based on the Company’s leverage ratio (as defined in the Credit Agreement). In addition to paying interest on outstanding principal under the Credit Agreement, the Company is required to pay in initial commitment fee of 0.50% per annum in respect of the unutilized commitments under the revolving credit facility, subject to quarterly adjustment (commencing with delivery of financial statements of the Company for the fiscal quarter ending March 31, 2011) based on the Company’s leverage ratio (as defined in the Credit Agreement). The Company is also required to pay customary agency fees.

Mandatory Prepayments.

The Company is required to prepay outstanding term loans under the Credit Agreement with (x) 100% of the net cash proceeds of any debt or equity issued by the Company or its restricted subsidiaries (with exceptions for certain debt permitted to be incurred or equity permitted to be issued under the Credit Agreement), (y) commencing with the year ending December 31, 2011, 75% (which percentage will be reduced to 50% if the Company’s senior secured leverage ratio (as defined in Credit Agreement) is less than 4:00 to 1:00) of the Company’s annual excess cash flow (as defined in the Credit Agreement), and (z) 100% of the net cash proceeds of certain asset sales or other dispositions of property by the Company or its restricted subsidiaries, subject to reinvestment rights and certain other exceptions specified in the Credit Agreement. Mandatory prepayments of the term loans, subject to certain exceptions, are subject to a prepayment fee of 3% if such prepayment occurs on or prior to February 1, 2012, 2% if such prepayment occurs after February 1, 2012 and on or prior to February 1, 2013 and 1% if such prepayment occurs after February 1, 2013 and on or prior to February 1, 2014.

Voluntary Prepayments.

The Company may voluntarily prepay outstanding loans under the Company’s senior secured term loan facility and reduce the unutilized portion of the commitment amount in respect of the senior secured revolving credit facility at any time. Any such voluntary prepayments are subject to a prepayment fee of 3% if such prepayment occurs on or prior to February 1, 2012, 2% if such prepayment occurs after February 1, 2012 and on or prior to February 1, 2013 and 1% if such prepayment occurs after February 1, 2013 and on or prior to February 1, 2014.

Other than as described above, prepayments are not subject to any premium or penalty other than customary “breakage” costs with respect to loans based on the LIBOR rate.

Amortization and Final Maturity.

Beginning in June 2011, the Company is required to make scheduled quarterly payments under the senior secured term loan facility equal to 0.25% of the original principal amount of the term loan, with the balance payable on February 1, 2016, but if the Company’s outstanding senior subordinated notes are not refinanced, purchase or defeased in full by May 15, 2013, then the term loan will be due in full on May 15, 2013. Borrowings under the senior secured revolving credit facility will be due and payable in full on February 1, 2015, provided that if the Company’s outstanding senior subordinated notes are not refinanced, purchase or defeased in full by May 15, 2013, then the outstanding balance under the revolving credit facility will be due in full on May 15, 2013.

Guarantees and Security.

All obligations under the Company’s new senior secured credit facilities are unconditionally guaranteed by Parent and all of the Company’s existing wholly-owned restricted domestic subsidiaries (subject to certain exceptions), and will be guaranteed by certain of the Company’s future restricted domestic subsidiaries whose voting or economic interests are, directly or indirectly, at least 66-2/3% owned by the Company . Certain of the Company’s subsidiaries are unrestricted as of the Closing Date. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company’s assets and the assets of Parent and the subsidiary guarantors, including:

•	a first-priority security interest in personal property consisting of accounts receivable, inventory, cash, certain deposit accounts, and certain related assets and proceeds of the foregoing;

•

a first-priority pledge of all of the Company’s capital stock and all of the capital stock held by the Company and its subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary held by the Company or any guarantor is limited to 66% of the voting stock of such subsidiary);

•	a first-priority security interest in, substantially all other tangible and intangible assets of the Company and each subsidiary guarantor; and

•	mortgages on material owned real property.

Certain Covenants and Events of Default.

The Credit Agreement contains a number of covenants that, among other things and subject to certain exceptions, limit the ability of the Parent, the Company and its restricted subsidiaries to:

•	incur, create, assume or permit to exist or otherwise guarantee certain debt or issue preferred stock;

•	pay dividends on, make distributions with respect to or redeem or repurchase the Company’s capital stock;

•	make certain loans, advances, acquisitions or investments;

•	incur, assume or permit to exist certain liens;

•	enter into transactions with affiliates;

•	merge or consolidate with another company or liquidate or dissolve;

•	transfer, sell, lease or otherwise dispose of certain assets;

•	redeem, repurchase or prepay certain debt;

•	alter the business we conduct;

•	create or designate unrestricted subsidiaries;

•	incur obligations that restrict the ability of the Company’s restricted subsidiaries to make dividends or other payments to us;

•	provided that there are outstanding loans under the revolving commitment, hold more than $10,000,000 in cash, subject to certain exceptions;

•	enter into sale-leasebacks;

•	entering into certain hedging transactions; and

•	amend material documents.

The Credit Agreement imposes the following financial covenants on the Company and its restricted subsidiaries:

•	beginning on the last day of the fourth fiscal quarter of 2011, a minimum ratio of consolidated EBITDA to consolidated cash interest expense, tested on the last day of each fiscal quarter;

•	beginning in the fourth fiscal quarter of 2011, a maximum ratio of total senior secured indebtedness to consolidated EBITDA, tested on the last day of each fiscal quarter;

•	beginning with the first fiscal quarter of 2011, a minimum consolidated EBITDA for the then ended fiscal quarter through the end of the third fiscal quarter of 2011; and

•	maximum capital expenditures.

The Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain material indebtedness, certain events of bankruptcy, certain events under ERISA, change of control, material judgments, failure of certain guaranty documents to be in full force and effect and failure of a lien to have the priority or otherwise be valid and perfected with respect to material collateral. If any such event of default occurs, the lenders under the Credit Agreement would be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing description of the Credit Agreement and the security agreement may not contain all of the information that is important to you and is qualified in its entirety by reference to the actual terms of the Credit Agreement and security agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On February 1, 2011, in connection with the borrowings under the Company’s new senior secured term loan facility, the Company repaid in full all outstanding amounts under the Credit Agreement dated August 11, 2005 (the “2005 Credit Agreement”) among the Company (as successor-in-interest to Ranier Acquisition Corp.), LCI Holdco, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, GECC Capital Markets Group, Inc., as joint lead arranger and joint bookrunner, General Electric Capital Corporation, as syndication agent, and Banc of America Securities LLC, as documentation agent, and terminated the 2005 Credit Agreement. The amount repaid was $276,942,615.19, representing all outstanding amounts under the 2005 Credit Agreement, together with accrued and unpaid interest thereon through February 1, 2011 and all fees and expenses payable by the Company in connection with the payoff.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith.

Exhibit 10.1	Credit Agreement dated February 1, 2011 among LifeCare Holdings, Inc., a Delaware corporation, LCI Holdco, LLC, a Delaware limited liability company, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent for such lenders.

Exhibit 10.2	Security Agreement dated February 1, 2011 among LifeCare Holdings, Inc., a Delaware corporation, LCI Holdco, LLC, a Delaware limited liability company and the other Grantors (as therein defined).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.
(Registrant)

Date: February 07, 2011	By:	/s/ Chris Walker
Name: Chris Walker
Title: Chief Financial Officer

Exhibit Index

Exhibit 10.1	Credit Agreement dated February 1, 2011 among LifeCare Holdings, Inc., a Delaware corporation, LCI Holdco, LLC, a Delaware limited liability company, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent for such lenders.

Exhibit 10.2	Security Agreement dated February 1, 2011 among LifeCare Holdings, Inc., a Delaware corporation, LCI Holdco, LLC, a Delaware limited liability company and the other Grantors (as therein defined).